EXHIBIT 12

                   EMERSON ELECTRIC CO. AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Dollars in millions)

                                        YEAR         THREE MONTHS   SIX MONTHS
                                        ENDED           ENDED          ENDED
                                    SEPTEMBER 30,    DECEMBER 31,    MARCH 31,
                                        1998             1998          1999
                                    -------------    ------------   ----------

Earnings:
   Income before income taxes       $     2,002.3           481.9        998.6
   Fixed charges                            218.2            61.5        122.8
                                    -------------    ------------   ----------
      Earnings, as defined          $     2,220.5           543.4      1,121.4
                                    =============    ============   ==========
Fixed charges:
   Interest expense                 $       161.4            47.3         94.4
   One-third of all rents                    56.8            14.2         28.4
                                    -------------    ------------   ----------
      Total fixed charges           $       218.2            61.5        122.8
                                    =============    ============   ==========

Ratio of Earnings to Fixed Charges           10.2x            8.8x         9.1x
                                    =============    ============   ==========